Exhibit 10.2

CERTAIN INFORMATION IN THIS EXHIBIT IDENTIFIED BY [***] IS CONFIDENTIAL AND HAS BEEN EXCLUDED BECAUSE IT (I) IS NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.

ASSEMBLY BIOSCIENCES, INC.

COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (this “Agreement”) is dated as of October 15, 2023, by and between Assembly Biosciences, Inc., a Delaware corporation (the “Company”), and Gilead Sciences, Inc., a Delaware corporation (“Gilead”).

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to Gilead, and Gilead desires to purchase from the Company, shares of common stock of the Company as more fully described in this Agreement; and

WHEREAS, concurrently herewith, the Company and Gilead have entered into an Option, License and Collaboration Agreement (the “Collaboration Agreement”) and an Investor Rights Agreement (the “Investor Rights Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and Gilead agree as follows:

ARTICLE 1

DEFINITIONS

1.1. Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:

1.1.1 “Additional Closing” has the meaning set forth in Section 2.3.3 hereof.

1.1.2 “Additional Closing Date” has the meaning set forth in Section 2.3.3 hereof.

1.1.3 “Additional Shares” means the shares of Common Stock subject to an Additional Shares Purchase Notice.

1.1.4 “Additional Shares Purchase Exercise Confirmation” has the meaning set forth in Section 2.3.3 hereof.

1.1.5 “Additional Shares Purchase Notice” has the meaning set forth in Section 2.3.3 hereof.

1.1.6 “Additional Shares Purchase Notice Date” means the date on which Gilead delivers to the Company an Additional Shares Purchase Exercise Confirmation or a Gilead Additional Shares Purchase Notice, as applicable.

1.1.7 “Additional Shares Purchase Price” means, with respect to an Additional Closing, a price per share equal to the lesser of (i) 135% of the volume weighted average closing price of the Common Stock on Nasdaq during the 30 Trading Day period ending on the last Trading Day immediately prior to the Additional Closing Date and (ii) 135% of the volume weighted average closing price of the Common Stock on Nasdaq during the 30 Trading Day period ending on the last Trading Day immediately prior to the applicable Additional Shares Purchase Notice Date.

1.1.8 “Additional Shares Purchase Right” has the meaning set forth in Section 2.3.3 hereof.

1.1.9 “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with a Person.

1.1.10 “Aggregate Additional Purchase Price” means the dollar amount obtained by multiplying the number of Additional Shares to be purchased at the Additional Closing by the Additional Shares Purchase Price.

1.1.11 “Aggregate Initial Purchase Price” means the dollar amount obtained by multiplying the number of shares of Common Stock constituting the Initial Shares by the Initial Shares Purchase Price.

1.1.12 “Anti-Corruption Laws” has the meaning set forth in Section 3.1.17 hereof.

1.1.13 “Anti-Money Laundering Laws” means the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Anti-Money Laundering Law of the PRC, as amended, the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, Directive (EU) 2018/843 of the European Parliament and of the Council of 30 May 2018 amending Directive (EU) 2015/849 (“AML 5”) and all national and international laws enacted to implement AML 5, the Luxembourg Law of 12 November 2004 on the fight against money laundering and terrorist financing, as amended, the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, and any other applicable money laundering statutes of all jurisdictions where the Company or any of its subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency.

1.1.14 “Antitrust Approval” means, as the context requires, any consent, approval, expiration or termination of any waiting period, or any other authorization required under the applicable Antitrust Laws from any applicable Antitrust Authority to effect any of (a) Gilead’s purchase of the Initial Shares, (b) Gilead’s purchase of Additional Shares or (c) the transactions contemplated by the Collaboration Agreement or the Investor Rights Agreement.

1.1.15 “Antitrust Authority” means any applicable Governmental Authority exercising authority with respect to any Antitrust Laws.

1.1.16 “Antitrust Filing” means, as the context requires, a filing or notification, together with all required documentary attachments thereto, by the Parties with or to the applicable Antitrust Authority as required by the Antitrust Laws with respect to (a) Gilead’s purchase of Additional Shares or (b) the transactions contemplated by the Collaboration Agreement or the Investor Rights Agreement.

1.1.17 “Antitrust Laws” means any applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of Governmental Authorities, governing merger control, competition, monopolies or restrictive trade practices, including the HSR Act and the rules and regulations promulgated thereunder.

1.1.18 “Beneficial Ownership” or “Beneficial Owner” or “Beneficially Own” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

1.1.19 “Business Day” means a day other than (a) a Saturday or a Sunday, (b) a bank or other public holiday in California, United States, (c) the Sunday through Saturday containing July 4th or (d) the period commencing on December 25th and ending on January 1st (inclusive).

1.1.20 “Closing” means, as applicable, the Initial Closing or the Additional Closing.

1.1.21 “Closing Date” means, as applicable, the Initial Closing Date or the Additional Closing Date.

1.1.22 “Collaboration Agreement” has the meaning set forth in the recitals.

1.1.23 “Commission” means the United States Securities and Exchange Commission.

1.1.24 “Common Stock” means the Company’s common stock, par value $0.001 per share.

1.1.25 “Company Additional Shares Purchase Condition” has the meaning set forth in Section 2.3.3 hereof.

1.1.26 “Company Additional Shares Purchase Exercise Notice” has the meaning set forth in Section 2.3.3 hereof.

1.1.27 “Company Additional Shares Purchase Right Date” has the meaning set forth in Section 2.3.3 hereof.

1.1.28 “Company Capitalization” means, as of any date of measurement, the total number of outstanding shares of voting capital stock of the Company.

1.1.29 “Company Intellectual Property” has the meaning set forth in Section 3.1.14 hereof.

1.1.30 “Company Stockholder Meeting” has the meaning set forth in Section 2.3.2 hereof.

1.1.31 “Control,” including the terms “Controlling,” “Controlled by” and “under common Control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.1.32 “Cross-Receipt” means a cross-receipt substantially in the form of Exhibit A hereto.

1.1.33 “Designated Event” has the meaning set forth in Section 4.5 hereof.

1.1.34 “Designated Event Notice” has the meaning set forth in Section 4.5 hereof.

1.1.35 “DGCL” means the Delaware General Corporation Law.

1.1.36 “Disclosure Schedule” means the confidential Disclosure Schedule referred to in Section 3.1 hereof, if any, delivered by the Company concurrently with the execution and delivery of this Agreement and, with respect to any Additional Closing, as such Disclosure Schedule may be updated and delivered by the Company prior to the applicable Additional Closing Date.

1.1.37 “Disqualification Event” has the meaning set forth in Section 3.1.21 hereof.

1.1.38 “Entity” has the meaning set forth in Section 3.1.18(a) hereof.

1.1.39 “Equity Financing Deadline” means the date that is nine (9) months after the date of this Agreement.

1.1.40 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.1.41 “Exercise Period” means the period beginning on the Exercise Period Commencement Date and continuing through the date that is the fifth anniversary of the Initial Closing Date.

1.1.42 “Exercise Period Commencement Date” means (i) if the Equity Financing (as defined in the Investor Rights Agreement) is not completed on or prior to the Equity Financing Deadline, the first Business Day after the Equity Financing Deadline, or (ii) if the Company Additional Shares Purchase Condition has been satisfied and the Company does not timely deliver a Company Additional Shares Purchase Exercise Notice, the first Business Day immediately following the fifteenth (15th) calendar day after the Company Additional Shares Purchase Right Date.

1.1.43 “FDA” has the meaning set forth in Section 3.1.12 hereof.

1.1.44 “FDA Laws” has the meaning set forth in Section 3.1.13 hereof.

1.1.45 “FTC” has the meaning set forth in Section 2.3.3 hereof.

1.1.46 “GAAP” has the meaning set forth in Section 3.1.8 hereof.

1.1.47 “Gilead Additional Shares Purchase Notice” has the meaning set forth in Section 2.3.2 hereof.

1.1.48 “Global Trade Laws and Regulations” means, as applicable, the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the import laws administered by U.S. Customs and Border Protection; the economic sanctions rules and regulations administered by OFAC; the anti-boycott laws and regulations administered by the U.S. Departments of Commerce and Treasury; the UK Export Control Act 2002; UK Export Control Order 2008/3231; EU Council Regulation 428/2009 (as maintained by the European Union or retained by the United Kingdom); EU Council sanctions regulations, as implemented in EU Member States; sanctions regimes implemented under the UK Sanctions and Anti-Money Laundering Act 2018; Canadian sanctions policies; United Nations sanctions policies; all relevant regulations made under any of the foregoing; and other similar economic and trade sanctions, export or import control laws.

1.1.49 “Government Official” means any official or employee of any Governmental Authority; political party or political party official; official or employee of any international public organizations; candidates for public office; representatives of other businesses; health care professionals; or persons acting on behalf of any of the foregoing.

1.1.50 “Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal, as well as any securities exchange or securities exchange authority, including Nasdaq).

1.1.51 “Health Care Laws” has the meaning set forth in Section 3.1.15 hereof.

1.1.52 “HIPAA” has the meaning set forth in Section 3.1.15 hereof.

1.1.53 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

1.1.54 “Individual” has the meaning set forth in Section 3.1.18(a) hereof.

1.1.55 “Initial Closing” means the closing of the sale of the Initial Shares pursuant to Section 2.3.1 hereof.

1.1.56 “Initial Closing Date” has the meaning set forth in Section 2.3.1 hereof.

1.1.57 “Initial Shares” means 13,073,668 shares of Common Stock.

1.1.58 “Initial Shares Purchase Price” means a purchase price per share of Common Stock equal to $1.16.

1.1.59 “Intellectual Property” has the meaning set forth in Section 3.1.14 hereof.

1.1.60 “Investor Rights Agreement” has the meaning set forth in the recitals.

1.1.61 “Issuer Covered Person” has the meaning set forth in Section 3.1.21 hereof.

1.1.62 “Law” or “law” means any supranational, national, federal, state, regional, provincial, local or municipal constitution, treaty, law, statute, ordinance, code, determination, principle of common law or any other requirement having the effect of law of any Governmental Authority (including any rule, regulation, plan, injunction, judgment, order, award, decree, ruling, requirement, guidance, policy or charge thereunder or related thereto), in each case as amended, whether in the United States or a foreign jurisdiction.

1.1.63 “Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, mortgage, claim, easement, right-of-way, option, title retention agreement, preemptive right or other restriction.

1.1.64 “Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), results of operations, business, management, properties or prospects of the Company and its subsidiaries taken as a whole or on the performance by the Company of its obligations under this Agreement.

1.1.65 “Maximum Additional Shares” means (i) in respect of Additional Shares purchased pursuant to the exercise of the Additional Shares Purchase Right, an amount of Shares equal to (A) the amount of shares of Common Stock representing 29.9% of (1) the Company Capitalization plus (2) the number of Additional Shares to be issued pursuant to the exercise of the Additional Shares Purchase Right, minus (B) the number of shares of Common Stock Beneficially Owned, collectively, by Gilead and its Affiliates, in each case, as of the date that the Company delivers to Gilead the Company Additional Shares Purchase Exercise Notice, and (ii) in respect of Additional Shares purchased pursuant to the exercise of the Gilead Additional Shares Purchase Right, an amount of Shares equal to (A) the amount of shares of Common Stock representing 29.9% of (1) the Company Capitalization plus (2) the number of Additional Shares to be issued pursuant to the exercise of the Gilead Additional Shares Purchase Right, minus (B) the number of shares of Common Stock Beneficially Owned, collectively, by Gilead and its Affiliates, in each case, as of the date that Gilead delivers to the Company the Gilead Additional Shares Purchase Notice.

1.1.66 “Nasdaq” means the Nasdaq Stock Market.

1.1.67 “Nasdaq Notice” has the meaning set forth in Section 3.1.8(d) hereof

1.1.68 “OFAC” has the meaning set forth in Section 3.1.18(a) hereof.

1.1.69 “Permits” has the meaning set forth in Section 3.1.12 hereof.

1.1.70 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.1.71 “Proxy Statement” has the meaning set forth in Section 2.3.2 hereof.

1.1.72 “Required Approvals” has the meaning set forth in Section 3.1.3 hereof.

1.1.73 “Rule 144” means Rule 144 promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

1.1.74 “Sanctioned Countries” has the meaning set forth in Section 3.1.18(a) hereof.

1.1.75 “Sanctions” has the meaning set forth in Section 3.1.18(a) hereof.

1.1.76 “SEC Report” means any report filed by the Company with the Commission under the Exchange Act.

1.1.77 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.1.78 “Shares” means the Initial Shares and the Additional Shares.

1.1.79 “Stockholder Approval” has the meaning set forth in Section 2.3.2 hereof.

1.1.80 “Trading Day” means a day on which Nasdaq is open for trading.

1.1.81 “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the New York Stock Exchange, the New York Stock Exchange American, the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market (or any successors to any of the foregoing).

1.1.82 “Transaction Documents” means this Agreement, the Investor Rights Agreement and the Collaboration Agreement, all exhibits and schedules thereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

1.1.83 “Transfer Agent” means American Stock Transfer & Trust Company, LLC, with a mailing address of 6201 15th Avenue, Brooklyn, New York 11219, or any successor transfer agent of the Common Stock.

1.1.84 “Valid Account Details” means, with respect to any bank account, the valid (a) name of bank, (b) bank address, (c) account number and (d) ABA routing number.

ARTICLE 2

PURCHASE AND SALE OF SHARES

2.1. Purchase of Shares. Subject to the terms and conditions of this Agreement, at the Initial Closing, the Company will issue and sell to Gilead, and Gilead will purchase from the Company, the Initial Shares, at a price per share equal to the Initial Shares Purchase Price, for an aggregate purchase price equal to the Aggregate Initial Purchase Price. Subject to the terms and conditions of this Agreement, at the Additional Closing, if any, the Company will issue and sell to Gilead, and Gilead will purchase from the Company, the applicable Additional Shares, at a price per share equal to the Additional Shares Purchase Price, for an aggregate purchase price equal to the Aggregate Additional Purchase Price.

2.2. Payment.

2.2.1 At the Initial Closing, Gilead will pay the Aggregate Initial Purchase Price to the Company by wire transfer of immediately available funds in accordance with the Valid Account Details, which Valid Account Details will have been provided by the Company to Gilead at least five (5) Business Days prior to the Initial Closing Date.

2.2.2 At the Additional Closing, if any, Gilead will pay the applicable Aggregate Additional Purchase Price, in each case by wire transfer of immediately available funds in accordance with the Valid Account Details, which Valid Account Details will have been provided by the Company to Gilead at least five (5) Business Days prior to the Additional Closing Date.

2.2.3 The Company shall cause delivery of the applicable Shares at each Closing to be made in book-entry form to an account of Gilead specified in writing by Gilead at the Transfer Agent.

2.3. Closings.

2.3.1 The Initial Closing shall occur at 12:00 pm (New York City time) on such date as the parties may select, not later than the second (2nd) Business Day after satisfaction or (to the extent permitted by law) waiver of the conditions set forth in Section 2.7 (other than those conditions that by their terms are to be satisfied at the Initial Closing, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), unless such other place, time and date shall be agreed in writing between the Company and Gilead (such date, the “Initial Closing Date”).

2.3.2 The Company shall prepare and file a proxy statement with the Commission (the “Proxy Statement”) that includes a proposal for approval by the holders of Common Stock to approve the issuance and sale to Gilead of the Maximum Additional Shares, as required under the listing standards of Nasdaq (and any successor thereto and any other Trading Market on which the Common Stock is listed), including Nasdaq Listing Rule 5635(b) (the “Stockholder Approval”). The Company shall submit the Stockholder Approval proposal at the 2024 annual meeting of the Company’s stockholders and shall use good faith efforts to obtain Stockholder Approval at the 2024 annual meeting of the Company’s stockholders (together with any adjournment of such 2024 annual meeting or any subsequent special meeting of the Company’s stockholders, if needed, the “Company Stockholder Meeting”). Subject to the directors’ fiduciary duties, the Proxy Statement shall include the recommendation from the Company’s board of directors that the Company’s stockholders vote in favor of the Stockholder Approval. The Company shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the Stockholder Approval and to obtain the Stockholder Approval. Gilead and its Affiliates agree to furnish to the Company all information concerning Gilead and its Affiliates as the Company may reasonably request in connection with the preparation and filing of the Proxy Statement and the Company Stockholder Meeting. The Company shall respond reasonably promptly to any comments received from the Commission with respect to the Proxy Statement. The Company shall provide to Gilead, promptly after receipt thereof, any written comments from the Commission or any written request from the Commission or its staff for amendments or supplements to the Proxy Statement and shall provide Gilead with copies of all correspondence between the Company, on the one hand, and the Commission and its staff, on the other hand, relating to the Proxy Statement. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the Commission or its staff with respect thereto, the Company shall provide Gilead with a reasonable opportunity to review and comment on such document or response with respect to only the proposal for Stockholder Approval and those portions of the Proxy Statement (or any amendment or supplement thereto) directly related to such proposal. The Company shall, promptly in order to obtain the Stockholder Approval on or before the first anniversary of this Agreement, (i) take all action required, including under the DGCL, the Company’s Sixth Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws and the applicable rules of the Trading Market on which the Common Stock is listed or quoted for trading on the date in question, to establish a record date for and give notice of the Company Stockholder Meeting, (ii) cause the Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Company Stockholder Meeting and (iii) take all action reasonably required, including under the DGCL, the Company’s Sixth Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, each as in effect on the date thereof, and the applicable rules of the Trading Market on which the Common Stock is listed or quoted for trading on the date in question, to duly call, convene and hold the Company Stockholder Meeting.

2.3.3 If both (i) the Stockholder Approval is obtained on or prior to the first anniversary of this Agreement and (ii) the Company completes the Equity Financing (as defined in the Investor Rights Agreement) on or prior to the Equity Financing Deadline (the occurrence of both (i) and (ii), the “Company Additional Shares Purchase Condition”), then at any time within fifteen (15) calendar days after the date on which the Company Additional Shares Purchase Condition occurs (such date, the “Company Additional Shares Purchase Right Date”), the Company may elect to cause, subject to the conditions set forth in Section 2.8 , Gilead to purchase from the Company a number of shares of Common Stock equal to the Maximum Additional Shares at the Additional Shares Purchase Price by providing written notice to Gilead, which notice shall include the Company’s calculation of the Maximum Additional Shares (such right, the “Additional Shares Purchase Right” and such notice, the “Company Additional Shares Purchase Exercise Notice”). Gilead shall select the anticipated Additional Closing Date for the purchase of the Additional Shares subject to the Company Additional Shares Purchase Exercise Notice and deliver written notice to the Company specifying such anticipated Additional Closing Date (the “Additional Shares Purchase Exercise Confirmation”), which date shall be (i) no earlier than the date that is two (2) Business Days after the date that Gilead delivers the Additional Shares Purchase Exercise Confirmation to the Company and (ii) no later than the date that is six (6) months after the date the Stockholder Approval is obtained. At any time during the Exercise Period, Gilead shall have a right (but not an obligation) to purchase from the Company, and the Company shall issue and sell to Gilead, the Maximum Additional Shares at the Additional Shares Purchase Price (such right, the “Gilead Additional Shares Purchase Right”). Gilead may exercise the Gilead Additional Shares Purchase Right by providing written notice to the Company specifying its calculation of the Maximum Additional Shares and specifying the anticipated Additional Closing Date (such notice, a “Gilead Additional Shares Purchase Notice” and, together with any Company Additional Shares Purchase Exercise Notice, an “Additional Shares Purchase Notice”). The Closing of the

sale of Additional Shares (such closing, the “Additional Closing”) shall occur at 11:00 am (New York City time) on the date specified in the Additional Shares Purchase Exercise Confirmation or Gilead Additional Shares Purchase Notice, as applicable; provided, that if any of the conditions set forth in Section 2.8 have not been satisfied or (to the extent permitted by law) waived by such date and time (other than those conditions that by their terms are to be satisfied at the Additional Closing), the Additional Closing shall occur on the second (2nd) Business Day after satisfaction or (to the extent permitted by law) waiver of the conditions set forth in Section 2.8 (other than those conditions that by their terms are to be satisfied at the Additional Closing, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), unless such other place, time and date shall be agreed in writing between the Company and Gilead (such date, the “Additional Closing Date”). The Additional Closing with respect to the exercise of the Gilead Additional Shares Purchase Right need not occur prior to the expiration of the Exercise Period, provided the Gilead Additional Shares Purchase Notice is provided prior to the expiration of the Exercise Period. Gilead may rescind or revoke a Gilead Additional Shares Purchase Notice at any time in its sole discretion prior to the Additional Closing Date. Notwithstanding anything to the contrary stated above, Gilead shall not be obligated to consummate the Additional Closing in respect of the Company Additional Shares Purchase Exercise Notice unless the conditions set forth in Section 2.8 have been satisfied on or prior to the date that is six (6) months after the date the Stockholder Approval is obtained (the “Outside Date’); provided that if, as of such date, the conditions set forth in Section 2.8.1(d) and Section 2.8.2(d) in respect of the Additional Closing have not been satisfied, then the Outside Date will automatically be extended until the date that is nine (9) months after the date the Stockholder Approval is obtained (and such date will then be the Outside Date; provided further, however, that if the primary cause of the failure of such conditions to be satisfied is a breach by a Party of the obligations of such Party under Section 2.4, then the non-breaching Party may, in its sole discretion, determine whether or not to extend the Outside Date to the date that is nine (9) months after the date the Stockholder Approval is obtained (and whichever date is selected will then be the Outside Date).

2.4. Antitrust Approvals. With respect to a proposed purchase of Additional Shares, Gilead shall determine, in its sole discretion, whether any Antitrust Approvals will or may be required in connection with the proposed purchase of Additional Shares. Upon Gilead’s request, including any such request made prior to delivery of an Additional Shares Purchase Notice, the Company shall promptly provide Gilead with information and assistance as may be reasonably necessary for Gilead to make such determination. If Gilead determines that Antitrust Approvals are or may be required (or if additional information is necessary for Gilead to make such a determination), Gilead shall so notify the Company in writing (together with the delivery of a Gilead Additional Shares Purchase Notice, if applicable, and otherwise promptly following Gilead’s receipt of a Company Additional Shares Purchase Exercise Notice), and the parties shall as soon as reasonably practicable after the Additional Shares Purchase Notice Date (i) provide each other with all information and assistance as may be reasonably necessary to prepare and file their respective Antitrust Filings, (ii) prepare and file their respective Antitrust Filings and (iii) use reasonable efforts to obtain all required Antitrust Approvals for the consummation of the Additional Closing and the transactions contemplated thereby. The Antitrust Filings shall be made with each applicable Antitrust Authority pursuant to any applicable Antitrust Laws. Each party shall cooperate with the other and use reasonable efforts to facilitate and expedite any required Antitrust Approvals or the expiration of any applicable waiting period under the Antitrust Laws. Such reasonable efforts and cooperation shall include: (a) keeping each other promptly informed of all communications with, and providing copies of all written communications from and to, any Antitrust Authority, sharing drafts of written submissions to any Antitrust Authority in advance of submission and taking comments of the other into account in good faith (it being understood that the parties may redact submissions for privilege and the parties also may request that distribution of submissions be limited to outside counsel only) and responding promptly to any such inquiry or request and (b) conferring with each other regarding contacts with and responses to, and permitting the other to participate in all meetings and video conferences or substantive telephone conversations with, to the extent not prohibited by, the Federal Trade Commission, Department of Justice or other any other Antitrust Authority; provided that subject to its undertakings and obligations under this Section 2.4 to take into consideration in good faith the Company’s views, suggestions and comments regarding the strategy to be pursued for satisfying the Parties’ obligations with regard to seeking the Antitrust Approvals, Gilead shall lead the strategy to obtain all such approvals, and if there is a dispute between Gilead and the Company, the final determination as to the appropriate course of action shall be made by Gilead. Notwithstanding anything to the contrary in this Agreement, neither party shall be required to consent to the divestiture or other disposition of any of its or its Affiliates’ assets, consent to any other structural or conduct remedy or otherwise restrict or limit its or its Affiliates’ freedom of action; and provided, further, that, notwithstanding anything to the contrary in this Agreement, including anything to the contrary in this Section 2.4, [***]. Each of Gilead and the Company shall be responsible for its own costs and expenses associated with obtaining any required Antitrust Approvals, but Gilead shall be responsible for payment of all fees to any Antitrust Authority with respect to antitrust filings made pursuant to the HSR Act or other Antitrust Law.

2.5. Initial Closing Deliverables.

2.5.1 At the Initial Closing, the Company will deliver to Gilead:

(a)	a duly executed Cross-Receipt with respect to the Initial Shares;

(b)	a duly executed Investor Rights Agreement;

(c)

a certificate in form and substance reasonably satisfactory to Gilead and duly executed on behalf of the Company by an authorized officer of the Company, certifying that the conditions to the Initial Closing set forth in Sections 2.7.1(a) and (b) of this Agreement have been fulfilled; and

(d)

a certificate of the secretary of the Company dated as of the Initial Closing Date certifying that attached thereto is a true and complete copy of all resolutions adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby as of the Initial Closing Date.

2.5.2 At the Initial Closing, Gilead will deliver to the Company:

(a)	a duly executed Cross-Receipt with respect to the Initial Shares;

(b)	a duly executed Investor Rights Agreement; and

(c)

a certificate in form and substance reasonably satisfactory to the Company and duly executed on behalf of Gilead by an authorized officer of Gilead, certifying that the conditions to the Closing set forth in Sections 2.7.2(a) and (b) of this Agreement have been fulfilled.

2.6. Additional Closing Deliverables.

2.6.1 At the Additional Closing, the Company will deliver to Gilead:

(a)	a duly executed Cross-Receipt with respect to the applicable Additional Shares;

(b)

a certificate in form and substance reasonably satisfactory to Gilead and duly executed on behalf of the Company by an authorized officer of the Company, certifying that the conditions to the Additional Closing set forth in Sections 2.8.1(a) and (b) of this Agreement have been fulfilled;

(c)

evidence that the Company has delivered to the Transfer Agent irrevocable written instructions to issue the applicable Additional Shares to Gilead in a form and substance acceptable to the Transfer Agent; and

(d)

a certificate of the secretary of the Company dated as of the Additional Closing Date certifying that attached thereto is a true and complete copy of all resolutions adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby as of the Additional Closing Date.

2.6.2 At the Additional Closing, Gilead will deliver to the Company:

(a)	a duly executed Cross-Receipt with respect to the applicable Additional Shares; and

(b)

a certificate in form and substance reasonably satisfactory to the Company and duly executed on behalf of Gilead by an authorized officer of Gilead, certifying that the conditions to the Additional Closing set forth in Sections 2.8.2(a) and (b) of this Agreement have been fulfilled.

2.7. Conditions to the Initial Closing.

2.7.1 The obligations of Gilead hereunder in connection with the Initial Closing are subject to the following conditions being satisfied or waived:

(a)

The representations and warranties of the Company set forth in Section 3.1 hereof that are not qualified by materiality shall be true and correct in all material respects as of the Initial Closing Date and the representations and warranties of the Company set forth in Section 3.1 that are qualified by materiality shall be true and correct in all respects as of the Initial Closing Date.

(b)	The Company shall have complied in all material respects with its covenants hereunder as of the Initial Closing Date.

(c)	The Company shall have duly executed and delivered the Collaboration Agreement and such agreement shall be in full force and effect.

(d)	The Company shall have duly executed and delivered the Investor Rights Agreement and such agreement shall be in full force and effect.

(e)

The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary for the consummation of the purchase and sale of the Initial Shares, all of which shall be in full force and effect.

(f)	All closing deliverables as required under Section 2.5.1 shall have been delivered by the Company to Gilead.

(g)

No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Initial Closing, shall have been instituted or be pending before any Governmental Authority.

(h)	The Company shall have delivered to the Transfer Agent irrevocable written instructions to issue the Initial Shares to Gilead in a form and substance acceptable to the Transfer Agent.

(i)

The Company shall have filed with Nasdaq a Listing of Additional Shares Notification Form for the listing of the Shares, if required, and Nasdaq shall not have raised an objection to the consummation of the transactions contemplated by the Transaction Documents (including the issuance of Additional Shares hereunder).

(j)	The Company shall have delivered Valid Account Details to Gilead at least five (5) Business Days prior to the Initial Closing Date in a form and substance acceptable to Gilead.

2.7.2 The obligations of the Company hereunder in connection with the Initial Closing are subject to the following conditions being satisfied or waived:

(a)

The representations and warranties of Gilead set forth in Section 3.2 hereof that are not qualified by materiality shall be true and correct in all material respects as of the Initial Closing Date and the representations and warranties of Gilead set forth in Section 3.2 hereof that are qualified by materiality shall be true and correct in all respects as of the Initial Closing Date.

(b)	Gilead shall have complied in all material respects with its covenants hereunder as of the Initial Closing Date.

(c)	Gilead shall have duly executed and delivered the Collaboration Agreement and such agreement shall be in full force and effect.

(d)	Gilead shall have duly executed and delivered the Investor Rights Agreement and such agreement shall be in full force and effect.

(e)	All closing deliverables required under Section 2.5.2 shall have been delivered by Gilead to the Company.

(f)

No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the applicable Closing, shall have been instituted or be pending before any Governmental Authority.

2.8. Conditions to the Additional Closing.

2.8.1 The obligations of Gilead hereunder in connection with the Additional Closing are subject to the following conditions being satisfied or waived:

(a)

The representations and warranties of the Company set forth in Section 3.1 that are not qualified by materiality shall be true and correct in all material respects as of such Closing Date and the representations and warranties of the Company set forth in Section 3.1 that are qualified by materiality shall be true and correct in all respects as of such Closing Date.

(b)	The Company shall have complied in all material respects with its covenants hereunder as of such Closing Date.

(c)	Each of the Collaboration Agreement (without regard to any partial termination thereunder) and the Investor Rights Agreement shall continue to be in full force and effect.

(d)

All required Antitrust Approvals for Gilead’s purchase of the Additional Shares and the transactions contemplated by the Collaboration Agreement and the Investor Rights Agreement shall have been obtained.

(e)

The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary for the consummation of the purchase and sale of the Additional Shares, all of which shall be in full force and effect.

(f)	All closing deliverables as required under Section 2.6.1 shall have been delivered by the Company to Gilead.

(g)	Stockholder Approval shall have been obtained, if required.

(h)

No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Additional Closing, shall have been instituted or be pending before any Governmental Authority.

(i)	The Company shall have delivered to its Transfer Agent irrevocable written instructions to issue the Additional Shares to Gilead in a form and substance acceptable to the transfer agent.

(j)

The Company shall have filed with Nasdaq a Listing of Additional Shares Notification Form for the listing of the Additional Shares, if required, and Nasdaq shall not have raised an objection to the consummation of the transactions contemplated by the Transaction Documents (including the issuance of Additional Shares hereunder).

(k)	The Company shall have delivered Valid Account Details to Gilead at least five (5) Business Days prior to the Additional Closing Date in a form and substance acceptable to Gilead.

2.8.2 The obligations of the Company hereunder in connection with the Additional Closing are subject to the following conditions being satisfied or waived:

(a)

The representations and warranties of Gilead set forth in Section 3.2 hereof that are not qualified by materiality shall be true and correct in all material respects as of such Closing Date and the representations and warranties of Gilead set forth in Section 3.2 hereof that are qualified by materiality shall be true and correct in all respects as of such Closing Date.

(b)	Gilead shall have complied in all material respects with its covenants hereunder as of such Closing Date.

(c)	Each of the Collaboration Agreement (without regard to any partial termination thereunder) and the Investor Rights Agreement shall continue to be in full force and effect.

(d)

All required Antitrust Approvals for Gilead’s purchase of the Additional Shares and the transactions contemplated by the Collaboration Agreement and the Investor Rights Agreement shall have been obtained.

(e)	All closing deliverables required under Section 2.6.2 shall have been delivered by Gilead to the Company.

(f)	Stockholder Approval shall have been obtained, if required.

(g)

No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Additional Closing, shall have been instituted or be pending before any Governmental Authority.

2.9. Reservation of Shares. As of the date hereof with respect to the Initial Shares, and after Stockholder Approval with respect to the Additional Shares, the Company shall have reserved and the Company shall continue to reserve and keep available at all times through the later of (i) the expiration of the Exercise Period and (ii) the Additional Closing Date of any Closing pursuant to an Additional Shares Purchase Notice delivered pursuant to Section 2.3.3, free of preemptive rights, a sufficient number of Shares for the purpose of enabling the Company to issue the Shares (including the Additional Shares) pursuant to this Agreement. Notwithstanding the foregoing, if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the issuances contemplated hereby, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to Gilead as of the date hereof, as of the Initial Closing Date and as of the Additional Closing Date (except, in each case, (i) for the representations and warranties that speak as of a specific earlier date, which shall be made as of such date, and (ii) as otherwise set forth in the Disclosure Schedule, if any, delivered herewith or at any Additional Closing).

3.1.1 Organization and Good Standing. The Company and each of its subsidiaries has been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of organization. The Company and each of its subsidiaries are duly licensed or qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such license or qualification, and have all corporate power and authority necessary to own or hold their respective properties and to conduct their respective businesses, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in the most recent Exhibit 21 filed with the Commission or as otherwise disclosed to Gilead.

3.1.2 Authorization; Enforcement. The Company has full right, power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and enter into and to consummate the transactions contemplated hereby and thereby and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each other Transaction Document to which the Company is a party by it and the consummation by it of the transactions contemplated hereby and thereby (including the issuance and sale of the Shares by the Company) have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Company’s board of directors or the Company’s stockholders in connection herewith or therewith other than the Required Approvals (as defined below). This Agreement and each other Transaction Document to which the Company is a party have been duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) insofar as indemnification and contribution provisions may be limited by applicable law.

3.1.3 No Conflicts; Filings, Consents and Approvals. The execution, delivery and performance of this Agreement and each other Transaction Document to which the Company is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including the issuance and sale of the Shares) will not (i) conflict with or result in a breach or violation of any provision of the Company’s Sixth Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws or the organizational documents of any of the Company’s subsidiaries, each as in effect on the date hereof and the applicable Closing Date, (ii) conflict with or result in a breach or violation of the terms or provisions of, or constitute a default under, result in the termination, modification or acceleration of, or result in the creation or imposition of any lien, charge or encumbrance upon any property, right or asset of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any property, right or asset of the Company or any of its subsidiaries is subject, or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such conflict, breach, violation, default, lien, charge or encumbrance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or result in a liability to Gilead. The Company is not required to obtain any consent, waiver, approval, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents (including the offer, sale and issuance of the Shares by the Company), other than obtaining the Antitrust Approvals, if required in connection with the issuance of the Initial Shares or Additional Shares, the obtaining of Stockholder Approval, which shall be obtained prior to such issuance of Additional Shares if required in connection with the issuance of the Additional Shares, the listing of the Shares on Nasdaq, or as may be required under applicable state or federal securities laws or the by-laws and rules of the Financial Industry Regulatory Authority (collectively, the “Required Approvals”).

3.1.4 Issuance of Shares. The issuance and sale of the Shares has been duly authorized and the Shares are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all

Liens, other than restrictions on transferability under the Investor Rights Agreement and applicable state and federal securities laws. The Shares are not and will not be subject to any preemptive rights held by any holders of any security of the Company or any similar contractual rights granted by the Company to any Person.

3.1.5 Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the audited financial statements included in the Company’s Annual Report on Form 10-K, filed with the Commission on March 22, 2023, except as specifically disclosed in a subsequent SEC Report, (i) there has not been any change in the capital stock (other than (x) the issuance of Common Stock upon exercise of stock options and warrants or vesting of restricted stock units described as outstanding in, and the grant of options and awards under existing equity incentive plans and (y) the issuance of Common Stock upon purchase under the Company’s employee stock purchase plan), short-term debt or long-term debt of the Company or any of its subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock, (ii) there has been no event, occurrence or development that has had or that could reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect; (iii) except for this Agreement, the Collaboration Agreement and the Investor Rights Agreement, neither the Company nor any of its subsidiaries has entered into any transaction or agreement (whether or not in the ordinary course of business) that is material to the Company and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and its subsidiaries taken as a whole and (iv) neither the Company nor any of its subsidiaries has sustained any loss or interference with its business that is material to the Company and its subsidiaries taken as a whole and that is either from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority.

3.1.6 No General Solicitation. Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Shares.

3.1.7 Private Placement. Neither the Company nor any Person acting on its behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require registration of the Shares under the Securities Act. Subject to the accuracy of the representations made by Gilead in Section 3.2, the Shares will be issued and sold to Gilead in compliance with applicable exemptions from the registration and prospectus delivery requirements of the Securities Act and the registration and qualification requirements of all applicable securities Laws in the United States. The Company has not engaged any brokers, finders or agents, or incurred, nor will it incur, directly or indirectly, any liability for brokerage or finder’s fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, other than brokerage or finder’s fees or agent’s commissions or similar charges for which the Company is wholly responsible.

3.1.8 SEC Reports, Financial Statements.

(a)

The Company has filed all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference therein) required to be filed by the Company under the Securities Act and the Exchange Act, pursuant to Section 13(a) or 15(d) thereof, for the twelve (12) month period preceding the date hereof. There are no outstanding or unresolved comments in comment letters received from the Commission staff with respect to the SEC Reports. To the Company’s knowledge, none of the SEC Reports is the subject of an ongoing Commission review.

(b)

The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act. The Company has delivered or made available (by filing on the Commission’s electronic data gathering and retrieval system (EDGAR)) to Gilead complete copies of its SEC Reports since January 1, 2021. As of its date, each SEC Report complied in all material respects with the requirements of the Exchange Act, and other Laws applicable to it, and, as of its date, such SEC Report did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No inquiries or any other investigation conducted by or on behalf of Gilead or its representatives or counsel will modify, amend or affect Gilead’s right to rely on the truth, accuracy and completeness of the SEC Reports and the Company’s representations and warranties contained in this Agreement and each other Transaction Document to which the Company is a party.

(c)

The financial statements (including the related notes thereto) of the Company and its consolidated subsidiaries included or incorporated by reference in the SEC Reports comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and all other applicable rules and regulations with respect thereto, and present fairly the financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements, together with the related notes and schedules, have been prepared in conformity with generally accepted accounting principles (“GAAP”) in the United States applied on a consistent basis throughout the periods covered thereby, and any supporting schedules included or incorporated by reference in the SEC Reports present fairly the information required to be stated therein; and the other financial information included or incorporated by reference in the SEC Reports has been derived from the accounting records of the Company and its consolidated subsidiaries and presents fairly the information shown thereby.

(d)

The Common Stock is listed on Nasdaq, and the Company has taken no action designed to, or that to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from Nasdaq. Except for that certain notice from Nasdaq received on or about September 27, 2023 related to the minimum bid price requirement (the “Nasdaq Notice”), the Company has not received any notification that, and has no knowledge that, the Commission or Nasdaq is contemplating terminating such registration or listing.

3.1.9 Disclosure Controls; Accounting Controls. The Company maintains an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that complies with the requirements of the Exchange Act and the listing rules of Nasdaq and that has been designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act or the listing rules of Nasdaq, as applicable, is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act. The Company maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, its principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company maintains internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) interactive data in eXtensible Business Reporting Language included or incorporated by reference in the SEC Reports fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto. Based on the Company’s most recent evaluation of its internal controls over financial reporting pursuant to Rule 13a-15(c) of the Exchange Act, there are no material weaknesses in the Company’s internal controls. Since the date of the latest audited financial statements of the Company, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company’s auditors and the audit committee of the Company’s board of directors have been advised of: (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which have adversely affected or are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

3.1.10 Capitalization and Voting Rights.

(a)

The authorized capital of the Company consists of: (i) 150,000,000 shares of Common Stock of which, as of October 13, 2023, (A) 52,635,444 shares were issued and outstanding, (B) 4,255,119 shares were reserved for issuance pursuant to the Company’s equity incentive plans (including its stockholder approved equity compensation plans and outstanding equity compensation arrangements that have not been approved by the Company’s stockholders) described in the SEC Reports, and (C) 11,150,375 shares were issuable upon the exercise of stock options outstanding and vesting of restricted stock units, and (ii) 5,000,000 shares of designated preferred stock, none of which shares of preferred stock are issued and outstanding. All of the issued and outstanding shares of Common Stock (1) have been duly authorized and validly issued, (2) are fully paid and non-assessable and (3) were issued in compliance with all applicable federal and state securities Laws and not in violation of any preemptive rights.

(b)	All of the authorized shares of Common Stock are entitled to one (1) vote per share.

(c)

Except as described or referred to in the SEC Reports, there are not: (i) any outstanding equity securities, options, warrants, rights (including conversion or preemptive rights), or instruments convertible into or exchangeable for, or other agreements pursuant to which the Company is or may become obligated to issue, sell or repurchase any shares of its capital stock or any other securities of the Company other than equity securities that may have been granted pursuant to its equity incentive plans, which plans are described in the SEC Reports; or (ii) any restrictions on the transfer of capital stock of the Company other than pursuant to federal or state securities Laws or as set forth in this Agreement.

(d)

The Company is not a party to or subject to any agreement or understanding relating to the voting of shares of capital stock of the Company or the giving of written consents by a stockholder or director of the Company.

3.1.11 Litigation. There are no actions, suits or proceedings by or before any Governmental Authority pending, nor, to the Company’s knowledge, any audits or investigations by or before any Governmental Authority to which the Company or any of its subsidiaries is a party or to which any property of the Company or any of its subsidiaries is the subject that, individually or in the aggregate, if determined adversely to the Company or any of its subsidiaries, would reasonably be expected to have a Material Adverse Effect and, to the Company’s knowledge, no such actions, suits, proceedings, audits or investigations are threatened or contemplated by any Governmental Authority or threatened by others; and (a) there are no current or pending audits or investigations, actions, suits or proceedings by or before any Governmental Authority that are required under the Securities Act to be described in the SEC Reports that are not so described; and (b) there are no contracts or other documents that are required under the Securities Act to be filed as exhibits to the SEC Reports that are not so filed.

3.1.12 Licenses and Permits. The Company and its subsidiaries have made all filings, applications and submissions required by applicable Law, and possess and are operating in material compliance with, all applicable approvals, licenses, certificates, certifications, clearances, consents, grants, exemptions, marks, notifications, orders, permits, registrations, and other authorizations issued and required by, the appropriate federal, state, local or foreign Governmental Authority (including, without limitation, the United States Food and Drug Administration (the “FDA”), the United States Drug Enforcement Administration or any other foreign, federal, state, provincial, court or local government or regulatory authorities engaged in the regulation of clinical trials, pharmaceuticals, biologics or biohazardous substances or materials) necessary for the ownership or lease of their respective properties or to conduct its businesses as currently conducted (collectively, “Permits”), except for such Permits the failure of which to possess, obtain or make the same would not reasonably be expected to have a Material Adverse Effect; the Company and its subsidiaries are in compliance with the terms and conditions of all such Permits, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect; all of the Permits are valid and in full force and effect, except where any invalidity, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received written notice of any revocation or suspension of any such Permit or has any reason to believe that any such Permit will not be renewed in the ordinary course due to non-compliance with any applicable Law. To the extent required by applicable laws and regulations of the FDA, the Company or the applicable subsidiary has submitted to the FDA an Investigational New Drug Application or amendment or supplement thereto for each clinical trial it has conducted or sponsored or is conducting or sponsoring; all such submissions were in material compliance with applicable laws and rules and regulations when submitted and no material deficiencies have been asserted by the FDA with respect to any such submissions.

3.1.13 Clinical Data and Regulatory Compliance.

(a)

To the extent applicable, the Company is, and since January 1, 2020 has been, in material compliance with the Federal Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), the Public Health Service Act (42 U.S.C. §§ 262 et. seq), and implementing regulations promulgated or issued thereunder by the United States Food and Drug Administration (the “FDA”), and all comparable federal, state, or foreign Laws applicable to the Company and its businesses (collectively, “FDA Laws”). Since January 1, 2020, neither the Company nor any subsidiary has received any FDA Form 483, warning letter, untitled letter or other written correspondence or notice from the FDA or any comparable Governmental Authority alleging or asserting noncompliance with any FDA Laws.

(b)

Since January 1, 2020: (i) The nonclinical tests, clinical trials and other studies intended to support a regulatory submission (collectively, “studies”) conducted by or on behalf of or sponsored by the Company or any of its subsidiaries were and, if still pending, are being conducted in all material respects in accordance with all applicable FDA Laws, including FDA Laws relating to good clinical practices and good laboratory practices; (ii) no studies conducted by or on behalf of the Company or any of its subsidiaries have been placed on clinical hold or terminated or suspended prior to completion, and neither the Company nor, to the knowledge of the Company, any Governmental Authority is considering such action; (iii) each description of the results of such studies in any SEC Reports is accurate in all material respects and fairly presents the data derived from such studies and available to the Company, and the Company and its subsidiaries have no knowledge of any other studies the results of which would reasonably be expected to contradict the results described or referred to in the SEC Reports; and (iv) the Company and its subsidiaries have filed, maintained, or furnished to the FDA or any comparable Governmental Authority and Institutional Review Board all material applications, reports, documents, submissions, and notices required under applicable FDA Laws, including all adverse event reports and clinicaltrials.gov registrations and reports, and all such required filings were timely made and were complete and correct in all material respects at the time of filing.

(c)

Since January 1, 2020, there have been no recalls, investigator notices, IND safety reports or other notices of action relating to a material safety concern or alleged lack of regulatory compliance of any of the Company’s product candidates and, to the knowledge of the Company, there are no facts or circumstances that would be reasonably likely to result in such action or otherwise require the termination or suspension of the development and testing of any product candidate.

(d)

To the extent applicable, neither the Company nor any subsidiary nor, to the knowledge of the Company, any of its officers, employees, agents or clinical investigators (with respect to such agents’ or investigators’ services performed at the direction of the Company) has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any comparable Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any comparable Governmental Authority, or (iii) committed any prohibited act that (in any such case) would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither the Company nor any subsidiary nor, to the knowledge of the Company, any of its officers, employees, or agents (with respect to such agents’ services performed for the Company) have been convicted of any crime or engaged in any conduct that has resulted in or would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar Law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law. Neither the Company nor any subsidiary is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement Orders or similar agreements with or imposed by the FDA or any comparable Governmental Authority.

(e)	Neither the Company nor any of its subsidiaries has marketed, advertised,

distributed, sold, or commercialized, or is currently marketing, distributing, selling, or otherwise commercializing, any products or product candidates in violation of any applicable Law.

3.1.14 Intellectual Property. (i) The Company and its subsidiaries own or have the valid right to use or practice all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, domain names and other source indicators, copyrights and copyrightable works, know-how, trade secrets, systems, procedures, proprietary or confidential information and all other worldwide intellectual property, industrial property and proprietary rights (collectively, “Intellectual Property”) used or held for use in the conduct of their respective businesses (“Company Intellectual Property”), except to the extent that the failure to own, or otherwise hold adequate rights to use such Intellectual Property would not, individually or in the aggregate, have a Material Adverse Effect, (ii) to the knowledge of the Company, the Company’s and its subsidiaries’ conduct of their respective businesses does not currently, and will not, upon the commercialization of any product candidates described or referred to in the SEC Reports, infringe, misappropriate or otherwise violate any Intellectual Property of any person and (iii) to the knowledge of the Company, the Company Intellectual Property is not being infringed, misappropriated or otherwise violated by any person. To the Company’s knowledge, except as set forth in Schedule 3.1.14 of the Disclosure Schedule, there are no third parties, who are not under an obligation to presently and irrevocably assign to the Company all Intellectual Property that they create, develop, conceive or reduce to practice on behalf of the Company or during the course of performance of services on behalf of the Company, who have rights to any Company Intellectual Property purported to be owned by the Company or any of its subsidiaries. There is no pending or to the Company’s knowledge, threatened action, suit, proceeding or claim made by others in writing: (A) challenging the Company’s rights in or to any Company Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such action, suit, proceeding or claim, (B) challenging the validity, enforceability or scope of any Company Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such action, suit, proceeding or claim or (C) asserting that the Company or its subsidiaries conduct of their respective businesses infringe, misappropriate, or otherwise violate, or would, upon the commercialization of any product or service described in the SEC Reports as under development, infringe, misappropriate, or otherwise violate, any Intellectual Property of others, and the Company is unaware of any facts which would form a reasonable basis for any such action, suit, proceeding or claim. The Company and its subsidiaries have complied with the terms of each agreement pursuant to which Company Intellectual Property has been licensed to the Company or its subsidiaries, and all such agreements are in full force and effect. To the Company’s knowledge, there are no material defects in any of the patents or patent applications included in the Intellectual Property. The Company and its subsidiaries have taken all reasonable steps to protect, maintain and safeguard the Company Intellectual Property, including the execution of appropriate nondisclosure, confidentiality agreements and invention assignment agreements and invention assignments with their employees, and to the Company’s knowledge, no employee of the Company is in or has been in violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement, or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with the Company, except in each case which would not individually or in the aggregate have a Material Adverse Effect. To the Company’s knowledge, the duty of candor and good faith as required by the United States Patent and Trademark Office during the prosecution of the United States patents and patent applications included in the Company Intellectual Property have been complied with in all material respects; and in all foreign offices having similar requirements, all such requirements have been complied with in all material respects. The product candidates described in the SEC Reports as under development by the Company or its subsidiary (whether the composition, use, manufacture or otherwise) are covered by one or more claims of one or more patents or patent applications owned by, or exclusively licensed to, the Company or its subsidiary.

3.1.15 Compliance with Health Care Laws. To the extent applicable to the Company and its business, the Company and its subsidiaries are, and at all times have been, in compliance in all material respects with all Health Care Laws. For purposes of this Agreement, “Health Care Laws” means the following, in each case as applicable to the Company or its subsidiaries: (i) applicable FDA Laws, (ii) all applicable federal, state, local and all applicable foreign health care related fraud and abuse laws, including, without limitation, the U.S. Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)), the U.S. civil monetary penalties law (42 U.S.C. § 1320a-7a), the U.S. Civil False Claims Act (31 U.S.C. Section 3729 et seq.), the U.S. criminal false statements law (42 U.S.C. § 1320a-7b(a)), all applicable federal, state, local and all foreign criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286 and 287, and the health care fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (42 U.S.C. Section 1320d et seq.), the U.S. exclusion law (42 U.S.C. § 1320a-7), the statutes, regulations and directives of applicable government funded or sponsored healthcare programs, and the regulations promulgated pursuant to such statutes, (iii) applicable requirements under HIPAA, the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. Section 17921 et seq.), and the regulations promulgated thereunder and any state or non-U.S. counterpart thereof, (iv) the U.S. Patient Protection and Affordable Care Act of 2010 (Public Law 111-148), as amended by the U.S. Health Care and Education Reconciliation Act of 2010 (Public Law 111-152), the regulations promulgated thereunder; (v) the U.S. Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), (vi) the U.S. Controlled Substances Act (21 U.S.C. Section 801 et seq.) and (vii) all other local, state, federal, national, supranational and foreign laws applicable to the Company and its subsidiaries. The Company and its subsidiaries have not received written notice of any pending or threatened claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Governmental Authority alleging potential or actual non-compliance by, or liability of, the Company or any subsidiary under any Health Care Laws. The Company and its subsidiaries have filed, maintained or submitted all material reports, documents, forms, notices, applications, records, submissions and supplements or amendments thereof as required by any applicable Health Care Laws, and all such reports, documents, forms, notices, applications, records, submissions and supplements or amendments were complete and accurate on the date filed in all material respects (or were corrected or supplemented by a subsequent submission).

3.1.16 Sarbanes-Oxley. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to all reports, schedules, forms, statements and other documents required to be filed by it or furnished by it to the Commission. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings as such terms are used in the Sarbanes-Oxley Act.

3.1.17 No Improper Practices. (a) Neither the Company nor any of its subsidiaries, nor any director, officer, or employee of the Company or any of its subsidiaries, nor, to the Company’s knowledge after reasonable due inquiry, any employee, agent, Affiliate or other Person acting on behalf of the Company or any subsidiary has, in the past five years, made any unlawful contributions to any candidate for any political office (or failed fully to disclose any contribution in violation of applicable law) or made any contribution or other payment to any official of, or candidate for, any federal, state, municipal, or foreign office or other person charged with similar public or quasi-public duty in violation of any applicable law or of the character required to be disclosed in the SEC Reports; (b) no relationship, direct or indirect, exists between or among the Company or any subsidiary or any Affiliate of any of them, on the one hand, and the directors, officers and stockholders of the Company or any subsidiary, on the other hand, that is required by the Securities Act to be described in the SEC Reports that is not so described; (c) no relationship, direct or indirect, exists between or among the Company or any subsidiary or any Affiliate of them, on the one hand, and the directors, officers, or stockholders of the Company or any subsidiary, on the other hand, that is required by the rules of the Financial Industry Regulatory Authority to be described in the SEC Reports that is not so described; (d) there are no material outstanding loans or advances or material guarantees of indebtedness by the Company or any subsidiary to or for the benefit of any of their respective officers or directors or any of the members of the families of any of them; and (e) the Company has not offered, or caused any placement agent to offer, Common Stock to any person with the intent to influence unlawfully (i) a customer or supplier of the Company or any subsidiary to alter the customer’s or supplier’s level or type of business with the Company or any subsidiary or (ii) a trade journalist or publication to write or publish favorable information about the Company or any subsidiary or any of their respective products or services, and, (f) neither the Company nor any subsidiary nor any director, officer or employee of the Company or any subsidiary nor, to the Company’s knowledge, any agent, affiliate or other person acting on behalf of the Company or any subsidiary has (i) violated or is in violation of any applicable provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. Travel Act, the UK Bribery Act 2010, any other law that prohibits the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, commercial entity, or any other Person to obtain an improper business advantage, or any other applicable anti-bribery law or anti-corruption law (collectively, “Anti-Corruption Laws”), (ii) illegally promised, offered, provided, paid, promised to pay or give, attempted to provide or authorized the provision of any payment or gift, or anything of value, directly or indirectly, to any person for the purpose of obtaining or retaining business, influencing any act or decision of the recipient, or securing any improper advantage; or (iii) made any payment of funds of the Company or any subsidiary or received or retained any funds in violation of any Anti-Corruption Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with all Anti-Money Laundering Laws, including, without limitation, financial recordkeeping and reporting requirements, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to Anti-Corruption Laws or Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened. The Company and its subsidiaries have instituted, maintain and enforce, and will continue to maintain and enforce policies and procedures designed to promote and ensure compliance with all applicable Anti-Corruption Laws and Anti-Money Laundering Laws.

3.1.18 Sanctions.

(a)

The Company represents that, neither the Company nor any of its subsidiaries (collectively, the “Entity”), nor any director or officer of the Entity, nor, to the Company’s knowledge after reasonable due inquiry, any employee, agent, affiliate or representative of the Entity, is a government, individual or entity (an “Individual”) that is, or is owned or controlled by an Individual that:

a.

is the subject of any applicable sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authorities, including, without limitation, designation on OFAC’s Specially Designated Nationals and Blocked Persons List or OFAC’s Foreign Sanctions Evaders List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the consolidated list of Persons, Groups and Entities subject to EU Financial Sanctions, as implemented by the EU Common Foreign & Security Policy; and similar lists of restricted parties maintained by other applicable governmental entity or Governmental Authority (as amended, collectively, “Sanctions”), nor

b.

is the subject of current, pending or, to the Company’s knowledge, threatened investigation, inquiry or enforcement proceedings for violations of Global Trade Laws and Regulations, or has violated any, or received any notice, request, or citation for any actual or potential noncompliance with Global Trade Laws and Regulations, nor

c.

is located, organized or resident in a country or territory that is the subject of Sanctions that broadly prohibit dealings with that country or territory (including, without limitation, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine) (the “Sanctioned Countries”).

(b)

The Entity represents and covenants that it will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Individual:

a.

to fund or facilitate any activities or business of or with any Individual that, at the time of such funding or facilitation, is the subject of Sanctions or in any country or territory that is a Sanctioned Country in violation of Sanctions; or

b.

in any other manner that will result in a violation of Sanctions by any Individual (including any Individual participating in the offer and sale of the Shares, whether as underwriter, advisor, investor or otherwise).

(c)

The Entity represents and covenants that for the past five (5) years, it has not engaged in, is not now engaging in, and will not engage in, any dealings or transactions with any Individual that at the time of the dealing or transaction is or was the subject of Sanctions or in any country or territory that is or was a Sanctioned Country in violation of Sanctions.

3.1.19 No Restrictions on Subsidiaries. No subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock or similar ownership interest, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s properties or assets to the Company or any other subsidiary of the Company.

3.1.20 Not an Investment Company. Neither the Company nor any of its subsidiaries is or, after giving effect to the offering and sale of the Shares, will be, an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

3.1.21 No Disqualification Events. None of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering of the Shares contemplated by this Agreement, or to the Company’s knowledge, any Beneficial Owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

3.1.22 No Integration. The Company has not, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) that is or will be integrated with the Shares sold pursuant to this Agreement in a manner that would require the registration of the Shares under the Securities Act.

3.1.23 Compliance with Exchange Listings. Except for the Nasdaq Notice, the Company is in compliance with all listing requirements of Nasdaq applicable to the Company.

There are no proceedings pending or, to the Company’s knowledge, threatened against the Company relating to the continued listing of the Common Stock on the Nasdaq and the Company has not received any notice of the delisting of the Common Stock from the Nasdaq. The Company has taken no action designed to, or that to its knowledge is likely to have the effect of, delisting the Common Stock.

3.1.24 Information in Proxy Statement. The information supplied or to be supplied by the Company for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first disseminated to the Company’s stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by or on behalf of Gilead specifically for inclusion or incorporation by reference therein.

3.1.25 Tax Matters. Since January 1, 2018, the Company and each of its subsidiaries have timely prepared and filed all income and other material tax returns required to have been filed by them with all appropriate Governmental Authorities and timely paid all taxes shown thereon, except as currently being contested in good faith and for which adequate reserves have been created in the financial statements of the Company, if such reserves are determined to be necessary or advisable by the Company. The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods have been and are adequate, and there are no unpaid assessments against the Company or any of its subsidiaries nor any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority, except as would not, individually or in the aggregate, have a Material Adverse Effect. All taxes and other assessments and levies that the Company or any of its subsidiaries is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper Governmental Authority or third party when due, except as would not, individually or in the aggregate, have a Material Adverse Effect. There are no tax liens or claims pending or, to the Company’s knowledge, threatened, against the Company or its of its subsidiaries or any of their assets or properties, except as would not, individually or in the aggregate, have a Material Adverse Effect.

3.2. Representations and Warranties of Gilead. Gilead hereby makes the following representations and warranties to the Company as of the date hereof, as of the Initial Closing Date and as of the Additional Closing Date (except, in each case, for the representations and warranties that speak as of a specific earlier date, which shall be made as of such date).

3.2.1 Organization; Authority; Enforcement. Gilead is duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Gilead has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each other Transaction Document to which Gilead is a party and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each other Transaction Document to which Gilead is a party by Gilead and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Gilead. This Agreement and each other Transaction Document to which Gilead is a party has been duly executed by Gilead and, when duly executed by the Company and delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligations of Gilead enforceable against Gilead in accordance with their terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) insofar as indemnification and contribution provisions may be limited by applicable law.

3.2.2 No Conflicts; Filings, Consents and Approvals. The execution, delivery and performance of this Agreement and each other Transaction Document to which Gilead is a party by Gilead and the consummation by Gilead of the transactions contemplated hereby and thereby will not (i) conflict with or result in a violation of any provision of Gilead’s organizational documents, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default under, any agreement, indenture, or instrument to which Gilead is a party, or (iii) result in a violation of any Law applicable to Gilead, except in the case of clauses (ii) and (iii) only, for such conflicts, breaches, defaults, and violations as would not reasonably be expected to result in a liability for the Company. Gilead is not required to obtain any consent, waiver, approval, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Authority or other Person in the United States in connection with the execution, delivery and performance by Gilead of this Agreement and each other Transaction Document to which Gilead is a party, other than the obtaining of the required Antitrust Approvals.

3.2.3 Gilead Status. At the time Gilead was offered the Shares, it was, and as of the date hereof it is either: (a) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (b) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. Gilead is acting alone in its determination as to whether to invest in the Shares.

3.2.4 Experience of Gilead. Gilead, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. Gilead is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

3.2.5 Access to Information. Gilead acknowledges that it has had the opportunity to review the SEC Reports and has been afforded, (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares; (b) access to information (other than material non-public information) about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (c) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

3.2.6 Information in Proxy Statement. Solely to the extent that information is supplied by Gilead specifically for inclusion in the Proxy Statement, such information will not, at the time the Proxy Statement is first disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements included in such information, in light of the circumstances under which they were made, not misleading, it being understood that no representation or warranty is made by Gilead with respect to any other information or statements made in or incorporated by reference into the Proxy Statement.

3.2.7 Legends. Gilead understands and agrees that the Shares will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the Shares):

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY AND THE COMPANY’S TRANSFER AGENT.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD, AS SET FORTH IN AN INVESTOR RIGHTS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

3.2.8 Reliance on Exemptions. Gilead understands that the Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations and warranties of Gilead set forth in this Section 3.2 in order to determine the availability of such exemptions and the eligibility of Gilead to acquire the Shares.

3.2.9 No Disqualification Events. Gilead is not subject to any Disqualification Event, except for Disqualification Events covered by Rule 506(d)(2) or (d)(3) under the Securities Act and disclosed reasonably in advance of the Closing in writing in reasonable detail to the Company.

ARTICLE 4

OTHER AGREEMENTS OF THE PARTIES

4.1. Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closings of the transactions contemplated by this Agreement for the applicable statute of limitations.

4.2. Legend Removal. The Company shall direct its transfer agent to remove the transfer restriction set forth in Section 3.2.7 applicable to any portion of the Shares that are restricted securities, upon the written request of Gilead, within two (2) Business Days of the Company’s receipt of such request, at such time as such portion of the Shares (a) are being sold by Gilead pursuant to Rule 144 or (b) may be transferred without the requirement that the Company be in compliance with the public information requirements and volume or manner-of-sale restrictions under Rule 144. The Company shall provide such opinions of counsel reasonably requested by the transfer agent, as applicable, in connection with the removal of legends pursuant to this Section 4.2. The Company agrees to enter into such customary agreements and use commercially reasonable efforts to take all such other actions as Gilead or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of the Shares.

4.3. Book Entry Statement. The Company hereby agrees to cause the Company’s transfer agent to deliver to Gilead a book entry share position for the applicable Shares registered in the name of Gilead within three (3) Business Day following each Closing.

4.4. Capitalization Table. At any time prior to the fifth anniversary of the Initial Closing Date, as promptly as reasonably practicable following Gilead’s written request and in any event within five (5) Business Days after any such request, the Company shall provide Gilead with a summary capitalization table setting forth the then-current Company Capitalization.

4.5. Notice of Designated Events. If, during the Exercise Period, (a) the Company enters into a definitive agreement with any third party with respect to a merger, sale of assets or securities or other business combination as a result of which such third party would succeed to more than 50% of the voting securities or assets of the Company, (b) a third party, other than Gilead, any of its Affiliates or any other party acting in concert with Gilead or any of its Affiliates, has made a proposal with respect to a merger, sale of assets or securities or other business combination as a result of which such third party would succeed to more than 50% of the voting securities or assets of the Company, and such proposal has been publicly supported or recommended by the board of directors of the Company, (c) the board of directors of the Company determines to commence a process to seek a potential sale of the Company or all or substantially all of its assets, or (d) any Person (other than Gilead or any Affiliates of Gilead, or any other party acting in concert with Gilead or any Affiliates of Gilead) publicly discloses any plans to make such a bid (each ((a) through (d)), a “Designated Event”), the Company shall provide written notice of such Designated Event (a “Designated Event Notice”) to Gilead’s [***], in lieu of the parties specified in Section 5.3 (Notices), at least [***]. For the avoidance of doubt, Gilead may deliver a Gilead Additional Shares Purchase Notice at any time following the public announcement of a Designated Event.

4.6. Due Diligence. With respect to each proposed purchase of Additional Shares, upon Gilead’s request, including any such request made prior to delivery of an Additional Shares Purchase Notice, the Company shall cooperate with any due diligence review conducted by Gilead or its representatives in connection with such proposed purchase of Additional Shares, including, without limitation, providing information and making available documents and senior corporate officers, during regular business hours and at the Company’s principal offices, as Gilead may request.

ARTICLE 5

MISCELLANEOUS

5.1. Fees and Expenses. Each party shall pay all fees and expenses that it incurs (including on account of any of their respective advisers, counsel, accountants and other experts) in connection with the negotiation, preparation, execution and delivery of this Agreement, including all Transfer Agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company).

5.2. Entire Agreement. This Agreement, the Collaboration Agreement, including the appendices and schedules attached thereto and the Ancillary Agreements (as defined in the Collaboration Agreement), and the Investor Rights Agreement contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.3. Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing (whether or not specifically stated), shall specifically refer to this Agreement, and shall be addressed to the appropriate party at the address specified below or such other address as may be specified by such party in writing in accordance with this Section 5.3, and shall be deemed to have been given for all purposes (i) when received, if hand-delivered or sent by a reputable international expedited delivery service (with receipt confirmed), (ii) if given by e-mail, upon receipt of confirmation of receipt of an e-mail transmission (including automated confirmation of delivery) and (iii) five (5) Business Days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested. This Section 5.3 is not intended to govern the day-to-day business communications necessary between the parties in performing their obligations under the terms of this Agreement.

If to the Company:	Assembly Biosciences, Inc. Attention: General Counsel 331 Oyster Point Blvd., Fourth Floor South San Francisco, CA 94080 Email: [***]

With a copy to (which shall not constitute notice):	Wilson Sonsini Goodrich & Rosati, P.C. Attention: Jennifer Knapp 650 Page Mill Road Palo Alto, CA 94304 Email: [***]

If to Gilead:	Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 Attention: Alliance Management Email: [***]

With a copy to (which shall not constitute notice):

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, CA 94404

Attention: General Counsel

Email: [***]

Ropes & Gray LLP

Attention: Emily Oldshue

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Email: [***]

5.4. Amendments; Waivers. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by an authorized officer of each party. Any delay in enforcing a party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

5.5. Termination. This Agreement shall simultaneously and automatically terminate in the event that (a) the Collaboration Agreement terminates in its entirety for any reason or (b) the Company consummates any merger, consolidation or similar transaction, unless immediately following the consummation of such transaction, the stockholders of the Company immediately prior to the consummation of such transaction continue to hold, as a result of their holding of outstanding Common Stock and other securities entitled to vote for the election of directors of the Company immediately prior to the consummation of such transaction, in aggregate more than 50% of the outstanding Common Stock and other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction. In addition, Gilead may terminate this Agreement upon [***] days’ prior written notice to the Company (i) at any time after the Additional Closing or (ii) if the Company does not exercise the Additional Shares Purchase Right within fifteen (15) calendar days after the Company Additional Shares Purchase Right Date, including as a result of any failure to satisfy the Company Additional Shares Purchase Condition, at any time thereafter. If not earlier terminated, this Agreement shall automatically terminate upon the later of (A) the expiration of the Exercise Period and (B) the Additional Closing with respect to sales of Additional Shares under an Additional Shares Purchase Notice made and duly given on or prior to the expiration of the Exercise Period.

5.6. Construction; Headings. The terms “includes,” “including,” “include” and derivative forms of them shall be deemed followed by the phrase “without limitation” (regardless of whether it is actually written (and drawing no implication from the actual inclusion of such phrase in some instances after such terms but not others)) and the term “or” has the inclusive meaning represented by the phrase “and/or” (regardless of whether it is actually written (and drawing no implication from the actual use of the phrase “and/or” in some instances but not in others)). Unless specified to the contrary, references to Articles or Sections shall refer to the particular Articles or Sections of or to this Agreement. The word “day,” “quarter” or “year” (and derivatives thereof, e.g., “quarterly”) shall mean a calendar day, calendar quarter or calendar year unless otherwise specified. The word “hereof,” “herein,” “hereby” and derivative or similar word refers to this Agreement. The words “will” and “shall” shall have the same obligatory meaning. Provisions that require that a party or parties hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise. Words of any gender include the other gender. Words using the singular or plural number also include the plural or singular number, respectively. References to any specific law or article, section or other division thereof shall be deemed to include the then-current amendments or any replacement law thereto, and any rules and regulations promulgated thereunder. All dollar-denominated amounts herein are in United States dollars. This Agreement has been prepared jointly and shall not be strictly construed against either party. Ambiguities, if any, in this Agreement shall not be construed against either party, irrespective of which party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

5.7. Adjustments. In the event of any stock split, subdivision, dividend or distribution payable in shares of Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of Common Stock), combination or other similar recapitalization or event occurring after the date of this Agreement, each reference in this Agreement and in the Investor Rights Agreement to a price per share of Common Stock shall be deemed to be amended to appropriately account for such event.

5.8. Further Assurances. Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

5.9. Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the other party, provided, however, that Gilead may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate without the prior written consent of the Company, provided such assignee agrees in writing to be bound by the provisions hereof that apply to Gilead. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties.

5.10. Third Party Beneficiaries. This Agreement is not intended to and shall not be construed to give any third party any interest, rights (including any third party beneficiary rights), remedies, obligations, or liabilities with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except as expressly provided in this Agreement.

5.11. Governing Law. This Agreement shall be governed by and construed under the substantive laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

5.12. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of Gilead and the Company will be entitled to seek specific performance under this Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in this Agreement and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.13. Attorneys’ Fees. In the event that any action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, each party shall bear its own fees, costs and expenses of enforcing any right of such party under or with respect to this Agreement.

5.14. Counterparts; Electronic Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file (including any “.pdf” including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., a signature applied with DocuSign), such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.15. Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by an arbitrator or by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the parties when entering into this Agreement may be realized.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Common Stock Purchase Agreement to be duly executed by their respective authorized signatories as of October 15, 2023.

Assembly Biosciences, Inc.

By:	/s/ Jason A. Okazaki
	Name:	Jason A. Okazaki
	Title:	Chief Executive Officer and President

Gilead Sciences, Inc.

By:	/s/ Andrew D. Dickinson
	Name:	Andrew D. Dickinson
	Title:	Chief Financial Officer

Signature Page to Common Stock Purchase Agreement

EXHIBIT A

Form of Cross-Receipt

Assembly Biosciences, Inc. (the “Company”) hereby acknowledges receipt from Gilead Sciences, Inc. on [   ], 20[ ] of $[●], representing the full purchase price for [  ] shares of Common Stock, par value $0.001 per share, of the Company, pursuant to that certain Common Stock Purchase Agreement, dated as of [  ], 2023, by and between Gilead Sciences, Inc. and the Company.

ASSEMBLY BIOSCIENCES, INC.

By:
Name: Jason A. Okazaki
Title: Chief Executive Officer and President

Gilead Sciences, Inc. hereby acknowledges receipt from the Company on [   ], 20[ ] of [  ] shares of Common Stock, par value $0.001 per share, of the Company, delivered pursuant to that certain Common Stock Purchase Agreement, dated as of [  ], 2023, by and between Gilead Sciences, Inc. and the Company.

GILEAD SCIENCES, INC.

By:
Name: Andrew D. Dickinson
Title: Chief Financial Officer